EXHIBIT 99.4

FORM OF LETTER

1st UNITED BANCORP, INC.

SHARES OF COMMON STOCK
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF
COMMON STOCK OF 1st UNITED BANCORP, INC.

[____________], 2008

To Our Clients:

          Enclosed for your consideration is a Prospectus, dated [__________], 2008 (the “Prospectus”), and the “Instructions for Use of 1st United Bancorp Subscription Rights Certificate” relating to the offering (the “Rights Offering”) by 1st United Bancorp, Inc. (the “Company”) of subscription rights (“Rights”) distributed to the holders of record of the Company’s common stock as of the close of business on [___________], 2008 (the “Record Date”) to subscribe for and purchase shares of its common stock, par value $0.01 per share (“Common Stock”). The Rights are described in detail in the Company’s Prospectus.

          In the Rights Offering, the Company is offering shares of its Common Stock (the “Underlying Shares”), as described in the Prospectus. The Rights will expire, if not exercised and paid for (including final clearance of any checks), at 5:00 p.m., Eastern Time, on [__________], 2008 (the “Expiration Time”). The Company may, in its sole discretion, terminate the Rights Offering at any time prior to the Expiration Time.

          As described in the accompanying Prospectus, for each share of our common stock you own as of the record date, you will receive [___] Right. Each whole Right will entitle you to subscribe for one share of Common Stock (the “Basic Subscription Right”) at a subscription price of $______ per share ( the “Subscription Price”).

          In addition, each rightsholder who exercises his or her Basic Subscription Right in full will be eligible to subscribe (the “Oversubscription Right”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability, proration, and limitations as described below.

          You, together with certain affiliates, may not exercise subscription rights (including oversubscriptions) to purchase more than 400,000 shares of our Common Stock in the Rights Offering.

          We will allocate the Excess Shares pro rata, after eliminating all fractional shares, among those oversubscribing rightsholders. “Pro rata” means allocating the Excess Shares requested by each oversubscribing shareholder by multiplying the number of shares requested (up to a maximum of 400,000 shares less shares acquired through the exercise of their Basic Subscription Rights) by a fraction that equals (x) the number of shares available to be issued through oversubscription rights divided by (y) the total number of shares requested by all subscribers (reducing each subscriber’s request to the 400,000 share limit) through the exercise of their oversubscription rights. In the event that such pro rata calculation would result in fractional shares for one or more oversubscribing rightsholder, we will round down to the nearest whole share number the number of shares available to such oversubscribing rightsholders.

          The Rights will be evidenced by a non-transferable rights certificate (“Subscription Rights Certificate”) and will be null and void and cease to have value at or after the Expiration Time.

          The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of the Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

          Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised your Basic Subscription Right and your Oversubscription Right, such exercise may not be revoked.

          If you wish to have us, on your behalf, exercise the Rights for any shares of the Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election form along with payment in full.